Filed Pursuant to Rule 433 Registration No. 333−136666 February 8, 2007
STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

Accelerated	The Bear Stearns Companies Inc. Note Linked to the S&P 500® Index
Market
Participation Securities	Due: April [●], 2008 INVESTMENT HIGHLIGHTS

•	14-month term to maturity.
•	The Notes are not principal protected.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by S&P).
•	Issue Price: 100.00% of the Principal Amount ($1,000 per Note).
•	Linked to the S&P 500® Index.
•	Depending upon the value of the Index at Maturity, the Note will pay 3 times the percentage increase in the Index, up to a maximum return of [15.95]%.
•	If the Index declines in value by the Maturity Date, the Note will lose value at a rate of 1% for every 1% decline in the Index from the Initial Index Level.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

TERMS OF OFFERING

ISSUER:	The Bear Stearns Companies Inc.

ISSUER'S RATING:	A1 / A+ (Moody’s / S&P)

CUSIP NUMBER:	073928U27

ISSUE PRICE:	100.00% of the Principal Amount

PRINCIPAL AMOUNT:	$[●]

DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter

SELLING PERIOD ENDS:	February [●], 2007

SETTLEMENT DATE:	February [●], 2007

CALCULATION DATE:
April [●], 2008 unless such date is not an Index Business Day, in which case the Calculation Date shall be the next Index Business Day. The Calculation Date is subject to adjustment as described in the Pricing Supplement under “Description of the Notes—Market Disruption Events.”

MATURITY DATE:
The Notes are expected to mature on April [●], 2008 unless such date is not an Index Business Day, in which case the Maturity Date shall be the next Index Business Day. If the Calculation date is adjusted due to the occurrence of a Market Disruption Event, the Maturity Date will be three Index Business Days following the adjusted Calculation Date.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the relation of the Final Index Level to the Initial Index Level.

If, at maturity, the Final Index Level is greater than or equal to the Initial Index Level, the Cash Settlement Value is equal to, per Note, the principal amount of the Note, plus the lesser of:

$[159.50].

If, at maturity, the Final Index Level is less than the Initial Index Level, you will receive less and possibly significantly less, than your initial investment in the Notes. In this case, the Cash Settlement Value is equal to, per Note:

UPSIDE PARTICIPATION RATE:	[300.00]%

INITIAL INDEX LEVEL:	The closing level of the Index, as determined by the Sponsor, on February [●], 2007.

FINAL INDEX LEVEL:	The closing level of the Index, as determined by the Sponsor, on the Calculation Date.

INDEX:	Standard & Poor’s 500 Index® (ticker “SPX”), as published, calculated and disseminated by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (the “Sponsor”).

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated February 8, 2007 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated February 8, 2007 (subject to completion): http://www.sec.gov/Archives/edgar/data/777001/000114420407005839/v064853_424b5.htm

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ILLUSTRATIVE HYPOTHETICAL CASH SETTLEMENT VALUE TABLE

The following is an illustrative table demonstrating the hypothetical Cash Settlement Value based on the assumptions listed below. Actual returns may be different.

ASSUMPTIONS:

•	Investor purchases $1,000 principal amount of Notes at the initial offering price of $1,000.
•	Investor does not sell the Notes and holds the Notes to maturity.
•	The Initial Index Level is equal to 1,450.00.
•	The Upside Participation Rate is [300.00]%.
•	The maximum return on the Notes is [15.95]%.
•	All returns are based on a 14-month term; pre-tax basis.
•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity	Initial Index Level	Final Index Level	Percentage Change in Index	Cash Settlement Value Per Note	Return if Held to Maturity
1,450.00	1,800.00	+24.14%	$ 1,159.50	15.95%	1,450.00	1,437.50	-0.86%	$ 991.38	-0.86%
1,450.00	1,787.50	+23.28%	$ 1,159.50	15.95%	1,450.00	1,425.00	-1.72%	$ 982.76	-1.72%
1,450.00	1,775.00	+22.41%	$ 1,159.50	15.95%	1,450.00	1,412.50	-2.59%	$ 974.14	-2.59%
1,450.00	1,762.50	+21.55%	$ 1,159.50	15.95%	1,450.00	1,400.00	-3.45%	$ 965.52	-3.45%
1,450.00	1,750.00	+20.69%	$ 1,159.50	15.95%	1,450.00	1,387.50	-4.31%	$ 956.90	-4.31%
1,450.00	1,737.50	+19.83%	$ 1,159.50	15.95%	1,450.00	1,375.00	-5.17%	$ 948.28	-5.17%
1,450.00	1,725.00	+18.97%	$ 1,159.50	15.95%	1,450.00	1,362.50	-6.03%	$ 939.66	-6.03%
1,450.00	1,712.50	+18.10%	$ 1,159.50	15.95%	1,450.00	1,350.00	-6.90%	$ 931.03	-6.90%
1,450.00	1,700.00	+17.24%	$ 1,159.50	15.95%	1,450.00	1,337.50	-7.76%	$ 922.41	-7.76%
1,450.00	1,687.50	+16.38%	$ 1,159.50	15.95%	1,450.00	1,325.00	-8.62%	$ 913.79	-8.62%
1,450.00	1,675.00	+15.52%	$ 1,159.50	15.95%	1,450.00	1,312.50	-9.48%	$ 905.17	-9.48%
1,450.00	1,662.50	+14.66%	$ 1,159.50	15.95%	1,450.00	1,300.00	-10.34%	$ 896.55	-10.34%
1,450.00	1,650.00	+13.79%	$ 1,159.50	15.95%	1,450.00	1,287.50	-11.21%	$ 887.93	-11.21%
1,450.00	1,637.50	+12.93%	$ 1,159.50	15.95%	1,450.00	1,275.00	-12.07%	$ 879.31	-12.07%
1,450.00	1,625.00	+12.07%	$ 1,159.50	15.95%	1,450.00	1,262.50	-12.93%	$ 870.69	-12.93%
1,450.00	1,612.50	+11.21%	$ 1,159.50	15.95%	1,450.00	1,250.00	-13.79%	$ 862.07	-13.79%
1,450.00	1,600.00	+10.34%	$ 1,159.50	15.95%	1,450.00	1,237.50	-14.66%	$ 853.45	-14.66%
1,450.00	1,587.50	+9.48%	$ 1,159.50	15.95%	1,450.00	1,225.00	-15.52%	$ 844.83	-15.52%
1,450.00	1,575.00	+8.62%	$ 1,159.50	15.95%	1,450.00	1,212.50	-16.38%	$ 836.21	-16.38%
1,450.00	1,562.50	+7.76%	$ 1,159.50	15.95%	1,450.00	1,200.00	-17.24%	$ 827.59	-17.24%
1,450.00	1,550.00	+6.90%	$ 1,159.50	15.95%	1,450.00	1,187.50	-18.10%	$ 818.97	-18.10%
1,450.00	1,537.50	+6.03%	$ 1,159.50	15.95%	1,450.00	1,175.00	-18.97%	$ 810.34	-18.97%
1,450.00	1,525.00	+5.17%	$ 1,155.17	15.52%	1,450.00	1,162.50	-19.83%	$ 801.72	-19.83%
1,450.00	1,512.50	+4.31%	$ 1,129.31	12.93%	1,450.00	1,150.00	-20.69%	$ 793.10	-20.69%
1,450.00	1,500.00	+3.45%	$ 1,103.45	10.34%	1,450.00	1,137.50	-21.55%	$ 784.48	-21.55%
1,450.00	1,487.50	+2.59%	$ 1,077.59	7.76%	1,450.00	1,125.00	-22.41%	$ 775.86	-22.41%
1,450.00	1,475.00	+1.72%	$ 1,051.72	5.17%	1,450.00	1,112.50	-23.28%	$ 767.24	-23.28%
1,450.00	1,462.50	+0.86%	$ 1,025.86	2.59%	1,450.00	1,100.00	-24.14%	$ 758.62	-24.14%
1,450.00	1,450.00	0.00%	$ 1,000.00	0.00%	1,450.00	1,087.50	-25.00%	$ 750.00	-25.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

The graph below depicts the hypothetical Cash Settlement Values for the Note structure as the level of the Index changes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Suitability of Note for Investment — A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Not Principal Protected — The Notes are not principal protected. If the Final Index Level is less than the Initial Index Level, there will be no principal protection on the Notes and the Cash Settlement Value you will receive will be less than the initial offering price in proportion to the percentage decline in the Index. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

•
Maximum return of [15.95]% — You will not receive more than the maximum return of [15.95]% at maturity. Because the maximum return on the Notes is [15.95]%, the maximum Cash Settlement Value is $[1,159.50]. Therefore, the Cash Settlement Value will not reflect the increase in the value of the Notes if the Initial Index Level increases by more than [5.316]%.

•
Secondary Market — Because the Notes will not be listed on any securities exchange, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

•
No interest, dividend or other payments — You will not receive any interest, dividend payments or other distributions on the stocks underlying the Index, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Taxes — The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Index and, where required, to file information returns with the Internal Revenue Service in accordance with such treatment. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should be required to recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes).

BEAR, STEARNS & CO. INC.